Gray	Exhibit 99.1
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Nine Months Ended September 30, 2006
     Atlanta, Georgia – November 8, 2006. . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced results from operations for the three months (“third quarter”) and nine months ended September 30, 2006 as compared to the three months and nine months ended September 30, 2005.
Significant items to note for the period ended September 30, 2006:

Pro Forma(1) Adjusted Broadcast Cash Flow	Change from Same Period of Prior Year
See Page 10 for a reconciliation of this Non-GAAP term to Net Income

Pro Forma(1) Adjusted Broadcast Cash Flow for the three months ended September 30, 2006 of $30.8 million	Increased 26% or $6.4 million

Pro Forma(1) Adjusted Broadcast Cash Flow for the nine months ended September 30, 2006 of $85.6 million	Increased 12% or $9.5 million

“As Reported” Operating Results for the
Three Months Ended September 30, 2006	Change from Same Period of Prior Year
Net local broadcast advertising revenue, excluding political advertising revenue, of $47.7 million	Increased 14% or $5.8 million

Net national broadcast advertising revenue, excluding political advertising revenue, of $19.5 million	Increased 13% or $2.3 million

Net political advertising revenue of $10.6 million	Increased $10.2 million reflecting the “on-year” of the political election cycle

“As Reported” Operating Results for the
Nine Months Ended September 30, 2006	Change from Same Period of Prior Year
Net local broadcast advertising revenue, excluding political advertising revenue, of $146.9 million	Increased 17% or $20.9 million

Net national broadcast advertising revenue, excluding political advertising revenue, of $58.1 million	Increased 13% or $6.8 million

Net political advertising revenue of $17.1 million	Increased $15.7 million reflecting the “on-year” of the political election cycle

	September 30, 2006	December 31, 2005
Cash on Hand	$4.2 million	$9.3 million
Total Debt(2)	$856.0 million	$792.5 million
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

General Comment on Expansion of Operations:
Since January 1, 2005, the Company has:
Acquired the following television stations:
KKCO, Grand Junction, CO on January 31, 2005;
WSWG, Albany, GA on November 10, 2005;
WSAZ, Charleston — Huntington, WV on November 30, 2005 and
WNDU, South Bend, IN on March 3, 2006.
Expanded its operations in the Charlottesville, Virginia market to include ABC and FOX affiliations in addition to the previously existing CBS affiliation and
Launched or re-branded 24 digital second channels in its existing television markets as affiliates of either the MyNetworkTV, CW or FOX networks and launched 4 digital local news/weather channels in our existing markets.
Collectively, these recently acquired stations, the Charlottesville, Virginia network affiliations and the recently launched/re-branded digital second channels are referred to as our “expanded channels”.
Comments on Results of Operations for the Three Months Ended:
Revenues.
Total revenues increased $18.3 million, or 29%, to $80.6 million reflecting, in part, the acquisition of television stations and expansion of operations discussed above. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total net revenue increased 13%.
Local advertising revenues for all stations, excluding political advertising revenues, increased $5.8 million, or 14%, to $47.7 million from $41.9 million.
The expanded channels described above account for approximately $6.4 million of the Company’s overall increase in local advertising revenues, excluding political advertising revenues.
Excluding the results of the expanded channels, local advertising revenues, excluding political advertising revenues, decreased approximately 1% or $534,000 due to decreased demand for commercial time by local advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, local advertising revenues for all stations, excluding political advertising revenues, increased 1% or approximately $358,000.
National advertising revenues for all stations increased 13%, or $2.3 million, to $19.5 million from $17.2 million.
The expanded channels described above account for approximately $2.6 million of the Company’s overall increase in national advertising revenues, excluding political advertising revenues.

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 2 of 11

Excluding the results of the expanded channels, national advertising revenues, excluding political advertising revenues, decreased approximately 1% or $252,000 due to decreased demand for commercial time by national advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, national advertising revenues for all stations, excluding political advertising revenues, decreased 2% or approximately $421,000.
Political advertising revenues increased to $10.6 million from $448,000 reflecting the cyclical influence of the 2006 elections.
Operating expenses.
Operating expenses increased 22% to $60.6 million from $49.8 million in the same period of the prior year primarily as the result of the expanded channels discussed above.
Broadcasting expenses for all stations, before depreciation, amortization and loss on disposal of assets increased $7.5 million, or 19%, to $47.5 million from $40.0 million.
The expanded channels described above account for approximately 82% or $6.1 million of this increase.
Excluding the results of the expanded channels, broadcast expenses increased approximately 3%, or $1.3 million. Payroll related expenses increased approximately $162,000. Other non-payroll related expenses increased $1.2 million and this increase was due partially to increased national sales representative commissions of $430,000 on the sale of net political advertising revenue.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, broadcast expenses increased approximately 5% to $47.5 million. Payroll related expenses increased approximately 1% or $173,000. Non-payroll related expenses increased approximately $2.0 million including approximately $570,000 of national sales representative commissions on the sale of net political revenue.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 10% to $3.5 million from $3.2 million. The 2006 period includes an aggregate of approximately $191,000 of non-cash expenses recorded in connection with restricted stock awards and the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $98,000 of non-cash expenses associated with restricted stock awards.
Comments on Results of Operations for the Nine Months Ended:
Revenues.
Total revenues increased $41.6 million, or 22%, to $230.2 million reflecting, in part, the acquisition of television stations and expansion of operations discussed above. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total net revenue increased 8%.
Local advertising revenues for all stations, excluding political advertising revenues, increased $20.9 million, or 17%, to $146.9 million from $126.0 million.

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 3 of 11

The expanded channels described above account for approximately $18.5 million of the Company’s overall increase in local advertising revenues, excluding political advertising revenues.
Excluding the results of the expanded channels, local advertising revenues, excluding political advertising revenues, increased approximately 2% or $2.4 million due to increased demand for commercial time by local advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, local advertising revenues for all stations, excluding political advertising revenues, increased 4% or $6.1 million due to increased demand for commercial time by local advertisers.
National advertising revenues for all stations increased 13% or $6.8 million to $58.1 million from $51.3 million.
The expanded channels described above account for approximately $7.8 million of the Company’s overall increase in national advertising revenues, excluding political advertising revenues.
Excluding the results of the expanded channels, national advertising revenues, excluding political advertising revenues, decreased approximately 2% or $960,000 due to decreased demand for commercial time by national advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, national advertising revenues for all stations, excluding political advertising revenues, decreased 2% or $1.1 million.
Political advertising revenues for all stations increased to $17.1 million from $1.4 million reflecting the cyclical influence of the 2006 elections.
During the first quarter of 2006, the Company earned an aggregate total of approximately $2.9 million of revenue from the broadcast of the Winter Olympic Games. On a pro forma(1) basis, after giving effect to the acquisition of the television station WNDU discussed above, the aggregate total revenue attributable to the broadcast of the Winter Olympic Games approximated $3.4 million. No Olympic Games were broadcast in the first quarter of 2005.
Operating expenses.
Operating expenses increased 21% to $175.5 million from $145.2 million in the same period of the prior year primarily as the result of the expanded channels discussed above.
Broadcasting expenses for all stations, before depreciation, amortization and loss on disposal of assets increased $19.8 million, or 17%, to $138.1 million from $118.3 million.
The expanded channels discussed above collectively account for approximately 83% or $16.4 million of this increase.
Excluding the results of the expanded channels, broadcast expenses increased approximately 3%, or $3.4 million. Payroll related expenses increased approximately $1.1 million. Other non-payroll related expenses increased $2.2 million and this increase was due partially to increased national sales representative commissions of $639,000 on the sale of net political advertising revenue.

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 4 of 11

On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, broadcast expenses increased approximately 4% to $140.2 million. Payroll related expenses increased approximately 2% or $2.0 million. Non-payroll related expenses increased approximately $3.5 million including approximately $985,000 of national sales representative commissions on the sale of net political revenue.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 14% to $10.1 million from $8.9 million. The 2006 period includes an aggregate of approximately $581,000 of non-cash expenses recorded in connection with restricted stock awards and the Company’s adoption on January 1, 2006 of SFAS 123(R) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $294,000 of non-cash expenses associated with restricted stock awards. Payroll and benefit costs, excluding non-cash stock based compensation, increased $880,000 which was due largely to the timing of accruals for annual bonuses. For the year ended December 31, 2006, corporate bonuses are expected to be consistent with that of 2005.
Balance Sheet:
     Gray’s cash balance was $4.2 million at September 30, 2006 compared to $9.3 million at December 31, 2005. Gray generated $60.4 million of net cash from operations during the first nine months of 2006 compared to $39.3 million for the prior year. The 2006 net cash generated from operations was offset in part by the return of capital to Gray’s common and preferred shareholders through the payment of $4.5 million of dividends. Of the cash generated from operations, Gray used a total of $4.7 million to purchase and retire a portion of Gray’s 9.25% Senior Subordinated Notes and used $15.1 million to repay a portion of its Senior Credit Facility and other outstanding debt. Gray used $1.8 million to repurchase 175 shares of Series C Redeemable Serial Preferred Stock and $5.6 million to repurchase 902,200 shares of common stock. Total debt outstanding at September 30, 2006 and December 31, 2005 was $856.0 million and $792.5 million(2), respectively. Capital expenditures for the nine months ended September 30, 2006 were $28.9 million compared to $26.8 million for the same period of the prior year.
Changes in the classification of certain items:
     Prior year operating results of the publishing and wireless segments in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2006 presentation which reflects the results of those operations in income from discontinued operations, net of income taxes.
A Detailed table of operating results follows on the next page.

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 5 of 11

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma (1)
	Three Months Ended			Three Months Ended
	September 30,			September 30,
			%			%
	2006	2005	Change	2006	2005	Change
Revenues (less agency commissions)	$80,592	$62,281	29%	$80,592	$71,280	13%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	47,456	40,019	19%	47,456	45,262	5%
Corporate and administrative	3,481	3,155	10%	3,481	3,155	10%
Depreciation and amortization of intangible assets	9,478	6,610	43%	9,478	8,561	11%
Loss on disposals of assets, net	221	8	2663%	221	8	2663%

	60,636	49,792	22%	60,636	56,986	6%

Operating income	19,956	12,489	60%	19,956	14,294	40%
Other income (expense):
Miscellaneous income, net	91	254	(64)%	91	255	(64)%
Interest expense	(17,542)	(11,122)	58%	(17,542)	(14,425)	22%
Loss on early extinguishment of debt	(237)	—	NA	(237)	—	NA

Income from continuing operations before income tax expense	2,268	1,621	40%	2,268	124	1729%
Income tax expense	909	650	40%	909	48	1794%

Income from continuing operations	1,359	971	40%	1,359	76	1688%
Income from operations of discontinued publishing and wireless operations net of income tax expense of $0, $503, $0 and $503, respectively	—	772	(100)%	—	770	(100)%

Net income	1,359	1,743	(22)%	1,359	846	61%
Preferred dividends (includes accretion of issuance cost of $47, $22, $47, $22, respectively)	840	815	3%	840	815	3%

Net income available to common stockholders	$519	$928	(44)%	$519	$31	1574%

Basic per share information:
Net income (loss) from continuing operations available to common stockholders	$0.01	$—		$0.01	$(0.02)
Income from discontinued operations, net of tax	—	0.02		—	0.02

Net income available to common stockholders	$0.01	$0.02		$0.01	$—

Weighted average shares outstanding	48,072	48,725	(1)%	48,072	48,725	(1)%

Diluted per share information:
Net income (loss) from continuing operations available to common stockholders	$0.01	$—		$0.01	$(0.02)
Income from discontinued operations, net of tax	—	0.02		—	0.02

Net income available to common stockholders	$0.01	$0.02		$0.01	$—

Weighted average shares outstanding	48,072	48,920	(2)%	48,072	48,920	(2)%

Political revenue (less agency commission)	$10,595	$448	2265%	$10,595	$647	1538%

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 6 of 11

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma (1)
	Nine Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2006	2005	Change	2006	2005	Change
Revenues (less agency commissions)	$230,216	$188,578	22%	$232,801	$215,853	8%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	138,058	118,299	17%	140,195	134,640	4%
Corporate and administrative	10,140	8,932	14%	10,140	8,932	14%
Depreciation and amortization of intangible assets	26,828	17,900	50%	27,496	23,764	16%
Loss on disposals of assets, net	493	92	436%	493	92	436%

	175,519	145,223	21%	178,324	167,428	7%

Operating income	54,697	43,355	26%	54,477	48,425	12%
Other income (expense):
Miscellaneous income, net	496	709	(30)%	496	708	(30)%
Interest expense	(49,664)	(33,547)	48%	(50,089)	(43,309)	16%
Loss on early extinguishment of debt	(347)	(4,770)	(93)%	(347)	(4,770)	(93)%

Income from continuing operations before income tax expense	5,182	5,747	(10)%	4,537	1,054	330%
Income tax expense	2,058	2,272	(9)%	1,823	411	344%

Income from continuing operations	3,124	3,475	(10)%	2,714	643	322%
Income from operations of discontinued publishing and wireless operations net of income tax expense of $0, $2,444, $0 and $2,444, respectively	—	3,736	(100)%	—	3,736	(100)%

Net income	3,124	7,211	(57)%	2,714	4,379	(38)%
Preferred dividends (includes accretion of issuance cost of $91, $65, $91 and $65, respectively)	2,469	2,444	1%	2,469	2,444	1%

Net income available to common stockholders	$655	$4,767	(86)%	$245	$1,935	(87)%

Basic per share information:
Net income (loss) from continuing operations available to common stockholders	$0.01	$0.02		$0.01	$(0.04)
Income from discontinued operations, net of tax	—	0.08		—	0.08

Net income available to common stockholders	$0.01	$0.10		$0.01	$0.04

Weighted average shares outstanding	48,532	48,655	0%	48,532	48,655	0%

Diluted per share information:
Net income (loss) from continuing operations available to common stockholders	$0.01	$0.02		$0.01	$(0.04)
Income from discontinued operations, net of tax	—	0.08		—	0.08

Net income available to common stockholders	$0.01	$0.10		$0.01	$0.04

Weighted average shares outstanding	48,543	48,939	(1)%	48,543	48,939	(1)%

Political revenue (less agency commission)	$17,077	$1,429	1095%	$17,157	$1,946	782%

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 7 of 11

Guidance for the Fourth Quarter of 2006
We currently anticipate that Gray’s broadcasting results of operations for the three months ended December 31, 2006 will approximate the ranges presented in the table below.

		%	%		%	%
	2006	Change	Change	2006	Change	Change
	Guidance	From	From	Guidance	From	From
	Low	Actual	Pro Forma	High	Actual	Pro Forma	Actual	Pro Forma
	Range	2005	2005	Range	2005	2005	2005	2005
	(dollars in millions)
Selected operating date:
OPERATING REVENUES:
Revenues (less agency commissions)	$95,000	30%	17%	$100,000	37%	23%	$72,975	$81,197

OPERATING EXPENSES: (before depreciation, amortization and other expenses)
Broadcast	$52,500	20%	9%	$53,000	22%	10%	$43,607	$48,296
Corporate	$3,800	33%	28%	$4,000	40%	35%	$2,867	$2,964

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$24,500			$25,000			$1,433	$1,713
Pro Forma information presents certain operating results of WSAZ and WNDU as if each station had been acquired on January 1, 2005.
Comments on Guidance
     Gray currently intends to launch additional digital second channels during the fourth quarter of 2006. By December 31, 2006, Gray expects to be operating a total of 30 digital second channels including 5 Fox affiliates, 1 ABC affiliate, 9 CW affiliates and 15 MyNetworkTV affiliates. In addition to those channels, we will also have 8 local news/weather channels in certain markets.
     The above guidance for broadcasting revenue reflects the cyclical impact of political advertising spending.
     The above fourth quarter 2006 guidance for broadcasting revenue also includes the impact of Gray’s expanded channels which collectively account for approximately $13.3 million of the overall increase in fourth quarter broadcast revenue in comparison to the fourth quarter of 2005 on an “as reported” basis.
     On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU local revenue for all stations, excluding political revenue, is expected to decrease approximately 2% over the pro forma results for the fourth quarter of 2005 while national advertising revenue is expected to decrease 7% over the same period reflecting in part the usage of available commercial time for political advertising in lieu of local and national advertising.
     The above fourth quarter 2006 guidance for broadcasting operating expense before depreciation, amortization, and other expenses also includes the current period impact of Gray’s expanded channels which collectively account for approximately $6.3 million of the overall increase in fourth quarter broadcast operating expense before depreciation, amortization and other expenses in comparison to the fourth quarter of 2005 on an “as reported” basis.
     On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU, more than half of the expected increase in broadcast operating expenses for all stations, before depreciation,

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 8 of 11

amortization and loss on disposal of assets is attributable to the incremental costs of the digital channels discussed above and national sales representative commissions on the sale of net political revenue.
     Also included within the broadcast operating expense estimates presented above, Gray currently estimates that the non-cash 401(k) plan expense will approximate $550,000 for the three months ended December 31, 2006 compared with $483,000 for the same period of 2005.
     The guidance above for corporate expense for the three months ended December 31, 2006 includes an estimated $525,000 of non-cash expense currently anticipated in connection with the Company’s adoption on January 1, 2006 of SFAS 123(R) which relates to new accounting rules for expensing stock based compensation.
Conference Call Information
     Gray Television, Inc. will host a conference call to discuss its third quarter operating results on November 8, 2006. The call will begin at 2:00 PM Eastern Time. The live dial-in number is 1-800-946-0708 and the confirmation code is 3054796. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 3054796 until December 8, 2006.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc. Earnings release for the nine months ended September 30, 2006	Page 9 of 11

Reconciliations:
Reconciliation of Net Income to the Non-GAAP term “Adjusted Broadcast Cash Flow” (in thousands):

	As Reported		Pro Forma (1)
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$1,359	$1,743	$1,359	$846
Adjustments to reconcile to Adj. Broadcast Cash Flow:
Depreciation and amortization of intangible assets	9,478	6,610	9,478	8,561
Amortization of non-cash stock based compensation	191	98	191	98
Loss on disposals of assets, net	221	8	221	8
Miscellaneous (income) expense, net	(91)	(254)	(91)	(255)
Interest expense	17,542	11,122	17,542	14,425
Loss on early extinguishment of debt	237	—	237	—
Income tax expense	909	650	909	48
(Income) loss from discontinuing operations	—	(772)	—	(770)
Amortization of program broadcast rights	3,628	2,961	3,628	2,961
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	552	469	552	469
Network compensation revenue recognized	(258)	(986)	(258)	(986)
Network compensation per network affiliation agreement	629	1,935	629	1,935
Payments for program broadcast rights	(3,587)	(2,904)	(3,587)	(2,904)

Adjusted Broadcast Cash Flow	$30,810	$20,680	$30,810	$24,436

	As Reported		Pro Forma(1)
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$3,124	$7,211	$2,714	$4,379
Adjustments to reconcile to Adj. Broadcast Cash Flow:
Depreciation and amortization of intangible assets	26,828	17,900	27,496	23,764
Amortization of non-cash stock based compensation	581	294	581	294
Loss on disposals of assets, net	493	92	493	92
Miscellaneous (income) expense, net	(496)	(709)	(496)	(708)
Interest expense	49,664	33,547	50,089	43,309
Loss on early extinguishment of debt	347	4,770	347	4,770
Income tax expense	2,058	2,272	1,823	411
(Income) loss from discontinuing operations	—	(3,736)	—	(3,736)
Amortization of program broadcast rights	10,432	8,618	10,432	8,618
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	1,679	1,436	1,679	1,436
Network compensation revenue recognized	(839)	(4,036)	(839)	(4,036)
Network compensation per network affiliation agreement	1,677	6,097	1,677	6,097
Payments for program broadcast rights	(10,357)	(8,572)	(10,357)	(8,572)

Adjusted Broadcast Cash Flow	$85,191	$65,184	$85,639	$76,118

See the next page for the definition of “Adjusted Broadcast Cash Flow”

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 10 of 11

This press release includes the non-GAAP financial measures of Adjusted Broadcast Cash Flow, which is reconciled to net income (loss). Adjusted Broadcast Cash Flow is used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or subordinated note indenture. Adjusted Broadcast Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Adjusted Cash Flow is used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted Cash Flow should be considered as a supplement to, and not as a substitute for net income (loss) calculated in accordance with GAAP.
Notes
(1) The pro forma presentation gives effect to the results of operations for the acquisition of television stations WSAZ, Charleston — Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006 as if each station had been acquired on January 1, 2005. Due to the relative size of the acquisition of KKCO, Grand Junction, CO and WSWG, Albany, GA, the results of operations for KKCO and WSWG are included as of their respective acquisition date in both the “As Reported” and “Pro Forma” results.
(2) Total debt as of September 30, 2006 and December 31, 2005 does not include $686,000 and $811,000, respectively, of unamortized debt discount on Gray’s 9 1/4% Senior Subordinated Notes due March 2011. The decrease is due to the amortization of the discount.
The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 31 television stations serving 31 markets. Each of the stations are affiliated with either CBS (16 stations), NBC (10 stations) or ABC (5 stations). In addition, Gray currently operates 24 digital second channels, which are currently affiliated with either CW, MyNetworkTV or Fox and 4 local news/weather channels in certain of its existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on Gray’s current expectations of operating results for the fourth quarter of 2006 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of November 8, 2006. Gray does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect Gray’s business and financial results and cause actual results to differ materially from those in the forward-looking statements is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Gray’s Annual Report on Form 10-K for the year ended December 31, 2005 and Gray’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 which are on file with the SEC and available at the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Gray’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Gray Television, Inc.
Earnings release for the nine months ended September 30, 2006	Page 11 of 11